UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 3, 2018
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FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)
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Montana	001-34653	81-0331430
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
401 North 31st Street, Billings, MT
(Address of principal executive offices)
(406) 255-5390
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 3, 2018, First Interstate BancSystem, Inc. (the “Company”) and First Interstate Bank (the “Bank”) entered into employment agreements with each of Kevin P. Riley, President and Chief Executive Officer of the Company and Bank and Marcy D. Mutch, Executive Vice President and Chief Financial Officer of the Company and Bank (together, the “Employment Agreements”).

The Employment Agreements have an initial term of three years. After such initial term, the term of the Employment Agreements will be automatically extended for an additional year and on each subsequent anniversary thereafter, so that the remaining term will be one year, unless a notice is provided to the executive that the agreement will not renew. Under the Employment Agreements, the current annual base salary for Mr. Riley and Ms. Mutch is $752,580 and $385,000, respectively. Base salary will be reviewed at least annually to determine whether an increase is appropriate.
Under the Employment Agreements, if the Company or the Bank terminates the executive’s employment for “cause,” as such term is defined in the Employment Agreements, the executive will not receive any compensation or benefits after the termination date. If the Company or the Bank terminates the executive’s employment without cause or if the executive terminates employment for “good reason,” as such term is defined in the Employment Agreements, the Company or the Bank will pay the executive an amount equal to two times (one times for Ms. Mutch) the executive’s base salary plus two times (one times for Ms. Mutch) the average of the annual incentive compensation paid to the executive during each of the three years immediately prior to the year in which the termination of employment occurs, with such amount payable over eighteen (18) months. In addition, the Bank will provide continued insurance coverage for up to eighteen (18) months (twelve (12) months for Ms. Mutch).
If the executive’s employment is terminated or if the executive voluntarily terminates employment during the term of the Employment Agreements for “good reason” during the term of the Employment Agreements within six months preceding or within eighteen (18) months following a “change in control,” as such term is defined in the Employment Agreements, the executive will receive an amount equal to two times (one and one-half times for Ms. Mutch) the executive’s base salary, plus two times (one and one-half times for Ms. Mutch) the annual cash incentive at “target” (as defined in the annual cash incentive plan) in effect for the executive in the year in which the change in control occurs, plus a pro-rata portion of the executive’s target bonus for the calendar year in the year in which the termination of employment occurs, with such amount payable over eighteen (18) months. In addition, the Bank will provide continued insurance coverage for up to eighteen (18) months. If the severance benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after-tax payment. In case of the latter, the executive would be liable for any excise tax owed.
The Employment Agreements contain eighteen (18) month non-competition and non-solicitation restrictions following termination of the executive’s employment.
The foregoing description of the Employment Agreements does not purport to be complete and it is qualified in its entirety by reference to copies of the Employment Agreements that are included as Exhibits 10.1 and 10.2 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits	Description

	10.1	Employment Agreement by and between Kevin P. Riley, First Interstate BancSystem, Inc. and First Interstate Bank, effective April 3, 2018.
	10.2	Employment Agreement by and between Marcy D. Mutch, First Interstate BancSystem, Inc. and First Interstate Bank, effective April 3, 2018.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 5, 2018

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ KEVIN P. RILEY
Kevin P. Riley
President and Chief Executive Officer